Exhibit 99.1
www.pplnewsroom.com

Contact:	For news media – George Biechler, 610-774-5997
For financial analysts – Tim Paukovits, 610-774-4124

PPL Completes Sale of Telecommunication Subsidiary

ALLENTOWN, Pa. (Aug. 24, 2007) -- PPL Corporation (NYSE: PPL) has completed the sale of its PPL Telcom subsidiary to Zayo Bandwidth Inc. of Louisville, Colo.
Zayo, a wholly owned subsidiary of Communications Infrastructure Investments, LLC, has acquired PPL Telcom for an enterprise value of $60 million, which includes the assumption of approximately $10 million of debt. PPL realized approximately $47 million in net proceeds from the transaction.
As previously reported, PPL recorded special after-tax charges in the first and second quarters of 2007 totaling $20 million, or 5 cents per share, related to the sale of PPL Telcom. PPL expects to record an additional special item charge of approximately 1 cent per share in the third quarter of 2007 related to the sale. The company said the PPL Telcom sale will have no effect on PPL Corporation’s current 2007 forecast of earnings from ongoing operations.
UBS Investment Bank acted as PPL’s financial advisor on the sale of PPL Telcom.
PPL Telcom provides broadband connectivity for telecommunication companies, wireless and Internet service providers, and large businesses and institutions. Located in the mid-Atlantic region, PPL Telcom’s network has more than 4,000 route miles of fiber with advanced optical systems and provides service to customers throughout the northeast corridor from New York to Washington, D.C.
 PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 4 million customers in Pennsylvania, the United Kingdom and Chile. More information is available at www.pplweb.com.

#    #    #

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.